                                                                 Exhibit (m)(10)

                                    EXHIBIT B
                                RULE 12b-1 PLANS

                    PLAN FOR PAYMENT OF CERTAIN EXPENSES FOR
                DISTRIBUTION OR SHAREHOLDER SERVICING ASSISTANCE
                                OF CLASS A SHARES
                           as amended March 24, 2000

                  A Plan (the "Plan") pertaining to the Class A shares of THE TOCQUEVILLE FUND (the "Fund"), a series of The Tocqueville Trust, a Massachusetts business trust (the "Trust") and an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), adopted pursuant to Section 12(b) of the Act and Rule 12b-1 promulgated thereunder ("Rule 12b-1").

                  1. Principal Underwriter. TOCQUEVILLE SECURITIES L.P. (the "Distributor"), acts as the principal underwriter of the Fund's Class A shares pursuant to a Distribution Agreement with the Trust. Tocqueville Asset Management L.P. (the "Investment Advisor"), acts as the Fund's investment adviser pursuant to an Investment Advisory Agreement with the Trust.

                  2. Distribution Payments. (a) The Fund either directly or through the Investment Advisor, may make payments periodically (i) to the Distributor or to any broker-dealer (a "Broker") who is registered under the Securities Exchange Act of 1934 and a member in good standing of the National Association of Securities Dealers, Inc. and who has entered into a selected dealer agreement with the Distributor, (ii) to other persons or organizations ("Servicing Agents") who have entered into shareholder processing and service agreements with the Trust on behalf of the Fund, the Investment Advisor or the Distributor, regarding Class A shares of the Fund owned by shareholders for which such broker is the dealer or holder of record or such servicing agent has a servicing relationship, or (iii) for expenses associated with distribution of Fund Class A shares, including the compensation of the sales personnel of the Distributor.

                           (b)  The  schedule  of such fees and the  basis  upon
which such fees will be paid shall be determined from time to time by the Distributor and the Investment Advisor, subject to approval by the Board of Trustees of the Trust.

                           (c)  Payments  may also be made  for any  advertising
and promotional expenses relating to selling efforts, including but not limited to the incremental costs of printing prospectuses, statements of additional information, annual reports and other periodic reports for distribution to persons who are not Class A shareholders of the Fund; the costs of preparing and distributing any other supplemental sales literature; costs of radio, television, newspaper and other advertising; telecommunications expenses, including the cost of telephones, telephone lines and other communications equipment, incurred by or for the Distributor in carrying out its obligations under the Distribution Agreement.

                           (d)  The aggregate amount of all payments by the Fund
in any fiscal year, to the Distributor, Brokers, Servicing Agents and for advertising and promotional expenses pursuant to paragraphs (a), (b), (c) of this Section 2 shall not exceed 0.25% of the average daily net asset value attributable to Class A shares of the Fund on an annual basis for such fiscal year.

                  3. Reports. Quarterly, in each year that this Plan remains in effect, the Trust's Principal Financial Officer shall prepare and furnish to the Board of Trustees of the Trust a written report, complying with the requirements of Rule 12b-1, setting forth the amounts expended by the Fund under the Plan and purposes for which such expenditures were made.

                  4. Approval of Plan. This Plan shall become effective upon approval of the Plan, the form of Selected Dealer Agreement and the form of Shareholder Service Agreement, by the majority votes of both (a) the Board of Trustees and the Qualified Trustees (as defined in Section 6), cast in person at a meeting called for the purpose of voting on the Plan and (b) the outstanding Class A voting securities of the Fund, as defined in Section 2(a)(42) of the Act.

                  5. Term. This Plan shall remain in effect for one year from its adoption date and may be continued thereafter if this Plan and all related agreements are approved at least annually by a majority vote of the Trustees, including a majority of the Qualified Trustees, cast in person at a meeting called for the purpose of voting on such Plan and agreements. This Plan may not be amended in order to increase materially the amount to be spent for distribution assistance without Class A shareholder approval in accordance with
Section 4 hereof. All material amendments to this Plan must be approved by a vote of the Board of Trustees, and of the Qualified Trustees (as hereinafter defined), cast in person at a meeting called for the purpose of voting thereon.

                  6. Termination. This Plan may be terminated at any time by a majority vote of the Trustees who are not interested persons (as defined in section 2(a)(19) of the Act) of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Qualified Trustees") or by vote of a majority of the outstanding Class A voting securities of the Fund, as defined in section 2(a)(42) of the Act.

                  7. Nomination of "Disinterested" Trustees. While this Plan shall be in effect, the selection and nomination of the "disinterested" Trustees of the Trust shall be committed to the discretion of the Qualified Trustees then in office.

                  8. Miscellaneous. (a) Any termination or noncontinuance of (i) a Selected Dealer Agreement between the Distributor and a particular Broker or
(ii) a Shareholder Service Agreement between the Investment Advisor or the Trust on behalf of the Fund and a particular person or organization, shall have no effect on any similar agreements between Brokers or other persons and the Fund, the Investment Advisor or the Distributor pursuant to this Plan.

                      (b) Neither the Distributor, the Investment Advisor nor the Fund shall be under any obligation because of this Plan to execute any Selected Dealer Agreement with any Broker or any Shareholder Service Agreement with any person or organization.

                      (c)  All  agreements   with  any  person  or  organization
relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Section 6 hereof.


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